Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Important announcement:

Daniel Glassman, CEO, will present at the CIBC World Markets’ 15th Annual Healthcare Conference, November 8-10 at the Plaza Hotel in New York City.

To view the Business World Review interview with Daniel Glassman, visit: www.bradpharm.com

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

	Contact:	Anthony Griffo
Investor Relations
For Immediate Release		Bradley Pharmaceuticals, Inc.
973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS
SALES OF $28.5 MILLION,
EARNINGS OF $3.7 MILLION

Fairfield, NJ – October 28, 2004 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY), today announced Net Sales for the Third Quarter ended September 30, 2004 totaled approximately $28.5 million, an increase of $8.5 million, or 43%, compared to Net Sales of $20 million for the Third Quarter 2003. Net Income for the Third Quarter reached $3.7 million, down $1.4 million, or 28%, compared to the same period in 2003. Earnings Per Diluted Share in the Third Quarter 2004 reached $0.21, based on 18.4 million shares being outstanding, representing a decrease of $0.18 from last year’s Third Quarter, when only 13.6 million shares were outstanding.

Net Sales for the nine months ended September 30, 2004 reached $76.5 million, an increase of $25.3 million, or 49%, over Net Sales for the first nine months of 2003. Net Income for the first nine months of 2004 reached $14.4 million, an increase of $3.1 million, or 27% over Net Income for the nine months ending September 30, 2003. Earnings Per Diluted Share for the nine months ending September 30, 2004 amounted to $0.82, versus $0.94 for the same nine-month period a year ago.

Bradley’s performance for the Third Quarter and first nine months of 2004 reflects the successful launch of key brands, such as ZODERM® and KERALAC™, the growth of in-line brands, such as ANAMANTLE® HC and PAMINE®, the inclusion of new sales personnel, and the addition of selling, general and administrative expenses of the recently acquired Bioglan Pharmaceuticals operation. Sales contributions from the Bioglan brands are expected to increase in the Fourth Quarter 2004 as Bradley realizes a full three months of Bioglan operations and benefits from wholesaler purchases more reflective of demand. The Company, based upon Third Quarter and anticipated Fourth Quarter results, reaffirms its previously issued 2004 earnings guidance of Net Sales of $115.8 million with Earnings Per Diluted Share of $1.23 to $1.25. In addition, the Company reaffirms its previously issued 2005 earnings guidance of Net Sales of $190 million with Earnings Per Diluted Share of $1.90.

President and CEO Daniel Glassman, stated, “The Third Quarter 2004 sales reflect the continuing momentum of new product introductions, including ZODERM® 6.5% Cream, Cleanser and Gel and ROSULA® NS Medicated Pads, and the continuing success of KERALAC™ . The ZODERM® and KERALAC™ lines, marketed by the Company’s Doak Dermatologics subsidiary, represent the strongest launches in Bradley history. The integration of Bioglan’s operations is proceeding ahead of schedule. In addition, sales from Bradley’s Kenwood Therapeutics division have escalated, led by the growth of ANAMANTLE® HC hemorrhoid therapy. Focused strategic planning and active life cycle management of the company’s key brands are supported by a strong marketing team and motivated sales force. Investments into the marketing and sales areas, including an increase in the sales force, position Bradley for continued growth.”

Results of Operations

The following table sets forth certain data as a percentage of net revenues for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	100%	100%	100%	100%
Gross profit	91.3%	92.0%	91.4%	91.6%
Operating expenses	65.5%	49.7%	59.1%	55.3%
Operating income	25.8%	42.3%	32.3%	36.3%
Interest income	1.3%	1.4%	2.5%	1.0%
Interest expense	5.9%	2.2%	3.6%	1.1%
Income tax expense	8.4%	16.2%	12.4%	14.1%

Net income	12.8%	25.3%	18.8%	22.1%

NET SALES for the three months ended September 30, 2004 were $28,497,000, representing an increase of $8,514,000, or approximately 43%, from $19,983,000 for the three months ended September 30, 2003.

         For the three months ended September 30, 2004, Doak Dermatologics’ Net Sales were $17,461,000, representing an increase of $1,407,000, or approximately 9%, from $16,054,000 for the three months ended September 30, 2003. The increase in Net Sales was led by new product sales from LIDAMANTLE® LOTION, launched in the Fourth Quarter 2003, of $252,000; LIDAMANTLE® HC LOTION, launched in the Fourth Quarter 2003, of $343,000; ZODERM® GEL 4.5%, launched in the First Quarter 2004, of $175,000; ZODERM® GEL 8.5%, launched in the First Quarter 2004, of $20,000; ZODERM® CREAM 4.5%, launched in the First Quarter 2004, of $387,000; ZODERM® CREAM 8.5%, launched in the First Quarter 2004, of $45,000; ZODERM® CLEANSER 4.5%, launched in the First Quarter 2004, of $476,000; ZODERM® CLEANSER 8.5%, launched in the First Quarter 2004, of $344,000; KERALAC™ LOTION 7oz, launched in the Second Quarter 2004, of $965,000; KERALAC™ LOTION 11oz, launched in the Second Quarter 2004, of $1,287,000; KERALAC™ GEL, launched in the Second Quarter 2004, of $2,007,000; ROSULA® NS, launched in the Third Quarter 2004, of $1,952,000; ZODERM® GEL 6.5%, launched in the Third Quarter 2004, of $799,000; ZODERM® CREAM 6.5%, launched in the Third Quarter 2004, of $705,000; and ZODERM® CLEANSER 6.5%, launched in the Third Quarter 2004, of $1,191,000. Doak’s new product sales were offset by declines in CARMOL®40 CREAM of $3,126,000, CARMOL®40 LOTION of $870,000, CARMOL®40 GEL of $952,000, LIDAMANTLE® CREAM of $508,000, LIDAMANTLE® HC CREAM of $710,000, and in comparison to a newly launched products during the same period last year, ROSULA® AQUEOUS GEL declined $479,000 and ROSULA® AQUEOUS CLEANSER declined $1,983,000. The total Net Sales for CARMOL®40 CREAM, LOTION and GEL for the three months ended September 30, 2004 were $4,220,000.

         For the three months ended September 30, 2004, Kenwood Therapeutics’ Net Sales were $7,326,000, representing an increase of $3,398,000, or approximately 87%, from $3,928,000 for the three months ended September 30, 2003. The increase in Net Sales were led by new product sales of FLORA-Q™, launched in First Quarter 2004, of $61,000 and product sales growth from ANAMANTLE®HC of $2,708,000 and DECONAMINE® products of $1,264,000, which were partially offset by a decline in GLUTOFAC® ZX of $377,000, and in comparison to a newly launched product during the same period last year, PAMINE® FORTE 5 mg declined $337,000.

         On August 10, 2004, we acquired certain assets of Bioglan Pharmaceuticals Company. The Bioglan Net Sales, for the period from the purchase date through September 30, 2004 were $3,709,000, which were comprised of Net Sales of ADOXA® of $2,469,000, SOLARAZE® of $643,000, ZONALON® of $292,000 and other products of $305,000. Bioglan Net Sales during the period were negatively impacted by lower wholesaler purchases as wholesalers reduced their inventory levels. We expect normalized wholesaler purchasing patterns to begin in the Fourth Quarter 2004.

         For the nine months ended September 30, 2004, Doak Dermatologics’ Net Sales were $52,316,000, representing an increase of $12,726,000, or approximately 32%, from $39,590,000 for the nine months ended September 30, 2003. The increase in Net Sales was led by new product sales from LIDAMANTLE® LOTION, launched in the Fourth Quarter 2003, of $985,000; LIDAMANTLE® HC LOTION, launched in the Fourth Quarter 2003, of $1,426,000; ZODERM® GEL 4.5%, launched in the First Quarter 2004, of $778,000; ZODERM® GEL 8.5%, launched in the First Quarter 2004, of $906,000; ZODERM® CREAM 4.5%, launched in the First Quarter 2004, of $1,163,000; ZODERM® CREAM 8.5%, launched in the First Quarter 2004, of $1,061,000; ZODERM® CLEANSER 4.5%, launched in the First Quarter 2004, of $1,481,000; ZODERM® CLEANSER 8.5%, launched in the First Quarter 2004, of $1,436,000; KERALAC™ LOTION 7oz, launched in the Second Quarter 2004, of $1,853,000; KERALAC™ LOTION 11oz, launched in the Second Quarter 2004, of $2,753,000; KERALAC™ GEL, launched in the Second Quarter 2004, of $3,957,000; ROSULA® NS, launched in the Third Quarter 2004, of $1,952,000; ZODERM® GEL 6.5%, launched in the Third Quarter 2004, of $799,000; ZODERM® CREAM 6.5%, launched in the Third Quarter 2004, of $705,000; and ZODERM® CLEANSER 6.5%, launched in the Third Quarter 2004, of $1,191,000. Doak’s new product sales were offset by declines in CARMOL®40 CREAM of $5,489,000,

CARMOL®40 LOTION of $2,019,000, LIDAMANTLE® CREAM of $601,000, LIDAMANTLE® HC CREAM of $665,000, and ROSULA® AQUEOUS GEL of $1,390,000. The total Net Sales for CARMOL®40 CREAM, LOTION and GEL for the nine months ended September 30, 2004 were $18,332,000.

         For the nine months ended September 30, 2004, Kenwood Therapeutics’ Net Sales were $20,494,000, representing an increase of $8,836,000, or approximately 76%, from $11,658,000 for the nine months ended September 30, 2003. The increase in Net Sales were led by new product sales of FLORA-Q™, launched in First Quarter 2004, of $505,000 and product sales growth from ANAMANTLE® HC of $6,803,000, PAMINE® 2.5mg of $649,000, PAMINE® FORTE 5mg of $486,000 and DECONAMINE® products of $1,020,000, which were partially offset by a decline in GLUTOFAC®-ZX of $212,000.

         The overall increase in the sales of ANAMANTLE® HC and new product sales, excluding sales as a result of initial stocking relating to ZODERM® products, KERALAC™ products and ROSULA® NS, during the three and nine months ended September 30, 2004 were primarily due to promotional efforts, including an increase in the number of sales representatives detailing those products to high potential physicians. The increase in DECONAMINE® products was primarily due to an increase in wholesaler buying patterns. In addition, initial stocking sales from ZODERM® products in the First Quarter and Third Quarter 2004, KERALAC™ LOTION and GEL in the Second Quarter 2004 and ROSULA® NS in the Third Quarter 2004 significantly contributed to the increased sales in comparison to the same periods in the prior year. As a result of certain ZODERM® products sales being initial stocking by our customers during the First Quarter 2004, ZODERM® sales during Second Quarter and Third Quarter 2004 were significantly less than the First Quarter 2004. Further, as a result of certain other ZODERM® products and ROSULA® NS being initial stocking by our customers during the Third Quarter 2004, sales of those products during Fourth Quarter 2004 will most likely be significantly less than the Third Quarter 2004.

         During the Second Quarter 2003, a competitor launched a competing product with the same active ingredient as CARMOL® 40 CREAM. During the Fourth Quarter 2003, generic competitors introduced less expensive comparable products to CARMOL® 40 CREAM, LOTION and GEL, also with the same active ingredient. These introductions of competing products resulted in reduced demand for our CARMOL® 40 CREAM and LOTION products during the three and nine months ended September 30, 2004, and CARMOL® 40 GEL during the three months ending September 30, 2004, in comparison to the same periods in the prior year. In order to minimize a reduction in our overall Net Sales arising from increased competition related to the CARMOL® 40 products, the Company has implemented life cycle management techniques, including launching new products KERALAC™ LOTION and GEL.

         During October 2004, generic competitors introduced less expensive comparable products to ANAMANTLE® HC. As a result of the increased competition for ANAMANTLE® HC based on price, we expect lower Net Sales for this existing ANAMANTLE®HC product in the upcoming quarters. In order to minimize an aggregated reduction in Net Sales related to increased competition for ANAMANTLE® HC, the Company will attempt to implement life cycle management techniques by launching line extensions. If sales of the CARMOL®40 product line or any other material product line decreases, including ZODERM® products, KERALAC™ LOTION and GEL, ANAMANTLE® HC, PAMINE® or other Company products, as a result of increased competition, government regulations, wholesaler buying patterns, physicians prescribing habits or for any other reason and we fail to replace those sales, our revenues and profitability would decrease.

         COST OF SALES for the three months ended September 30, 2004 were $2,460,000, representing an increase of $852,000, or approximately 53%, from $1,608,000 for the three months ended September 30, 2003. Cost of sales for the nine months ended September 30, 2004 were $6,616,000, representing an increase of $2,300,000, or approximately 53%, from $4,316,000 for the nine months ended September 30, 2003. The gross profit percentage for the three and nine months ended September 30, 2004 was 91% in comparison to 92% for the same periods the prior year. The gross profit percentage for Bioglan products was 80% for the period from August 10, 2004, to the date of acquisition, through September 30, 2004. As a result of the Bioglan purchase occurring in the middle of the Third Quarter 2004, Bioglan’s lower gross profit percentage was offset by a price increase on our legacy products. We expect a lower gross profit percentage during the Fourth Quarter 2004 due to inclusion of a three full months of Bioglan operations.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended September 30, 2004 were $17,038,000, representing an increase of $7,355,000, or 76%, compared to $9,683,000 for the three months ended September 30, 2003. Selling, general and administrative expenses for the nine months ended September 30, 2004 were $42,977,000, representing an increase of $15,470,000, or 56%, compared to $27,507,000 for the nine months ended September 30, 2003. The increase in selling, general and administrative expenses reflects increased spending on sales and marketing to implement our strategy of aggressively marketing our dermatology, podiatry and gastrointestinal brands. The following table sets forth the increase in certain expenditures for the periods indicated:

	Change from the Three Months Ended September 30, 2004 in comparison to September 30, 2003	Change from the Nine Months Ended September 30, 2004 in comparison to September 30, 2003
Sales Payroll	$ 940,000	$3,071,000
Bioglan Sales Payroll	$ 428,000	$ 428,000
Travel and Entertainment*	$ 581,000	$1,856,000
ZODERM® Promotional Costs	$ 454,000	$1,710,000
KERALAC™ Promotional Costs	$1,246,000	$1,352,000
Other Promotional Costs	$ 371,000	$ 795,000
Bioglan Products Promotional Costs	$ 125,000	$ 125,000
Research and Development Costs**	$ 27,000	$ 180,000
Insurance	$ 251,000	$ 542,000
Marketing, General and Administrative Payroll	$ 735,000	$2,157,000

* Increases in travel and entertainment primarily relate to increased number of sales representatives and travel associated with increased number of conventions attended by Company personnel.

** Total research and development expenses for the three and nine months ended September 30, 2004 were $114,000 and $629,000, respectively.

         Selling, general and administrative expenses as a percentage of Net Sales were 60% for the three months ended September 30, 2004, representing an increase of 12% compared to 48% for the three months ended September 30, 2003. Selling, general and administrative expenses as a percentage of Net Sales were 56% for the nine months ended September 30, 2004, representing an increase of 2% compared to 54% for the nine months ended September 30, 2003.

         DEPRECIATION AND AMORTIZATION EXPENSES for the three months ended September 30, 2004 were $1,618,000, representing an increase of $1,309,000 from $309,000 for the three months ended September 30, 2003. Depreciation and amortization expenses for the nine months ended September 30, 2004 were $2,260,000, representing an increase of $1,364,000 from $896,000 in the nine months ended September 30, 2003. The increase in depreciation and amortization expenses was primarily due to the purchase of amortizable intangibles and property and equipment relating to the Bioglan acquisition.

         GAIN ON INVESTMENT for the three months ended September 30, 2004 was $4,000, representing a decrease of $60,000 from $64,000 in the three months ended September 30, 2003. Gain on investment for the nine months ended September 30, 2004 was $35,000, representing a decrease of $29,000 from $64,000 for the nine months ended September 30, 2003.

         INTEREST INCOME for the three months ended September 30, 2004 was $368,000, representing an increase of $85,000 from the three months ended September 30, 2003. Interest income for the nine months ended September 30, 2004 was $1,904,000, representing an increase of $1,409,000 from the nine months ended September 30, 2003. The increases were principally due to investment of the net proceeds of $96,205,000 from the issuance of 4.6 million shares of common stock in December 2003. As a result of the Bioglan acquisition, cash and cash equivalents and short-term investments at September 30, 2004 decreased in comparison to the same date last year, and we expect a decrease in interest income during the Fourth Quarter 2004.

         INTEREST EXPENSE for the three months ended September 30, 2004 was $1,691,000, representing an increase of $1,251,000 from the three months ended September 30, 2003. Interest expense for the nine months ended September 30, 2004 was $2,736,000, representing an increase of $2,188,000 from the nine months ended September 30, 2003. The increases were principally due to interest expense related to our convertible notes, bridge loan and the credit facility which replaced the bridge loan.

         INCOME TAX EXPENSE for the three months ended September 30, 2004 was $2,401,000, representing a decrease of $832,000 from $3,233,000 for the three months ended September 30, 2003. Income tax expense for the nine months ended September 30, 2004 was $9,452,000, representing an increase of $2,222,000 from $7,230,000 for the nine months ended September 30, 2003. The effective tax rate used to calculate the income tax expense for the three and nine months ended September 30, 2004 was approximately 40%. The effective tax rate used to calculate the income tax expense for the three and nine months ended September 30, 2003 was approximately 39%. The increase in the effective tax rate during the three and nine months ended September 30, 2004 was principally due to a projected increase in the federal statutory rate, as our estimated pretax income for 2004 will result in a higher tax bracket.

         NET INCOME for the three months ended September 30, 2004 was $3,661,000, representing a decrease of $1,396,000, or 28%, from $5,058,000 for the three months ended September 30, 2003. Net income as a percentage of Net Sales for the three months ended September 30, 2004 was 13%, representing a decrease of 12% compared to 25% for the three months ended September 30, 2003. Net income for the nine months ended September 30, 2004 was $14,417,000 representing an increase of $3,108,000, or 27%, from $11,309,000 for the nine months ended September 30, 2003. Net income as a percentage of Net Sales for the nine months ended September 30, 2004 was 19%, representing a decrease of 3% compared to 22% for the nine months ended September 30, 2003. The decrease in net income for the three months ended September 30, 2004 was principally due to an increase in selling, general and administrative expenses, depreciation and amortization expenses and interest expense partially offset by an increase in Net Sales and interest income. The increase in net income in the aggregate for the nine months ended September 30, 2004 was principally due to an increase in Net Sales and interest income partially offset by an increase in selling, general and administrative expenses, depreciation and amortization expenses and interest expense.

Liquidity and Capital Resources

         Our cash and cash equivalents and short-term investments were $70,284,000 at September 30, 2004 and $182,503,000 at December 31, 2003. Cash provided by operating activities for the nine months ended September 30, 2004 was $8,281,000. The sources of cash primarily resulted from net income of $14,417,000 plus non-cash charges for depreciation and amortization of $2,260,000; non-cash charges for amortization of deferred financing costs of $351,000; non-cash compensation for services of $125,000; tax benefit from exercise of non-qualified stock options and warrants of $362,000; a decrease in deferred income tax assets of $217,000; and an increase in accrued expenses of $1,474,000. The sources of cash were partially offset by a gain on investment of $35,000 from sales of short-term investments; an increase in accounts receivable of $5,315,000, primarily due to the initial sales of the newly launched products being recorded during the Third Quarter 2004; an increase in inventories of $1,118,000, primarily due to initial purchases of finished goods of our newly launched products; an increase in prepaid expenses and other of $1,258,000; a decrease in accounts payable of $580,000 primarily due to increased payments during the period; and a decrease in income taxes payable of $2,619,000, primarily due to increased tax payments.

        Cash used in investing activities for the nine months ended September 30, 2004 was $182,316,000, resulting from purchase of intangible assets of $2,600,000 relating to an international distribution agreement with Dermik Laboratories; purchase of certain assets of Bioglan Pharmaceuticals Company on August 10, 2004 and related acquisition costs of $189,761,000, which was partially financed by a $50 million bridge loan and purchases of property and equipment of $556,000. The uses of cash were partially offset by net sales of short-term investments of $10,601,000.

         Cash provided by financing activities for the nine months ended September 30, 2004 was $72,413,000, resulting from proceeds from term note included in the credit facility dated September 28, 2004 of $75,000,000; proceeds from exercise of stock options and warrants of $1,133,000; proceeds from bridge loan of $50,000,000; and distribution of treasury shares valued at $145,000 to fund our 401(k) plan, partially offset by deferred financing costs associated with the term note of $3,347,000; payments of registration costs associated with the sale of our common stock during December 2003 of $77,000; payments of notes payable of $24,000; payment of bridge loan of $50,000,000; and the purchase of treasury shares for $418,000.

         Our previous loan agreement with respect to a $5 million revolving asset-based credit facility and a $10 million acquisition facility was replaced on August 10, 2004 with a $50 million bridge loan, which was replaced on September 28, 2004 with a $125 million credit facility.

       The $125 million credit facility is comprised of a $75 million term loan and a $50 million revolving line of credit. The credit facility expires and becomes due upon the earlier to occur of (i) September 28, 2009; and (ii) May 15, 2008 if, after giving effect to a redemption of our outstanding $37 million of convertible senior subordinated notes due 2013 that may be compelled by the noteholders on June 15, 2008, we would fail to meet certain financial ratios described in the credit agreement. The credit facility is secured by a lien upon substantially all of our assets, including those of our subsidiaries, and is guaranteed by our operating subsidiaries. We intend to use the credit facility for general corporate purposes, including potential acquisitions and the repayment we made of the former bridge loan.

         Amounts outstanding under the credit facility accrue interest at our choice from time to time of either (i) the base rate (which is equal to the greater of the applicable prime rate or the federal funds rate plus 1/2 of 1%) plus 1.00% to 1.75%, depending upon our leverage ratio; or (ii) a rate equal to the sum of the applicable LIBOR rate plus 2.00% to 2.75%, depending upon our leverage ratio. In addition, the lenders under the credit facility are entitled to customary facility fees based on unused commitments under the facility and outstanding letters of credit.

         The financial covenants under the credit facility require that we maintain (i) a senior funded debt to EBITDA ratio less than or equal to 2.50 to 1.00 prior to June 20, 2005, 2.25 to 1.00 from July 1, 2005 through June 30, 2006 and 2.00 to 1.00 from July 1, 2006 through maturity; (ii) a funded debt to EBITDA ratio less than or equal to 3.00 to 1.00 prior to June 30, 2005, 2.75 to 1.00 from July 1, 2005 through June 30, 2006 and 2.50 to 1.00 from July 1, 2006 through maturity; and (iii) a fixed charge coverage ratio (which is a ratio of (A) EBITDA minus consolidated capital expenditures to (B) the sum of consolidated interest expenses, funded debt payments, cash taxes paid and certain restricted payments) greater than or equal to 1.20 to 1.00. As of September 30, 2004, we are in compliance with those covenants, the entire $75 million term loan is outstanding and no amounts are outstanding under the revolving credit facility.

Bradley Pharmaceuticals (BDY) invites you to participate in the 3rd Qtr. 2004 Earnings conference call Thursday, October 28, 2004, at 9 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 1 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 309538. This call also will be available online at www.bradpharm.com for 30 days.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain sales and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)	(a)
Assets
Current assets:
Cash and cash equivalents	$ 42,865,701	$144,488,208
Short-term investments	27,418,651	38,014,672
Accounts receivable, net	7,299,736	2,610,715
Inventories, net	9,564,287	2,393,690
Deferred tax assets	4,215,557	2,676,208
Prepaid income taxes	1,913,759	—
Prepaid expenses and other	3,290,388	1,640,188

Total current assets	96,568,079	191,823,681

Property and equipment, net	1,677,456	952,436
Intangible assets, net	163,052,370	5,238,532
Goodwill	26,296,719	289,328
Deferred tax assets	1,900,046	2,474,990
Deferred financing costs	5,616,941	2,620,161
Other assets	11,706	13,555

Total assets	$295,123,317	$203,412,683

(a)	Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)	(a)
Liabilities
Current liabilities:
Current maturities of long-term debt	$ 15,105,774	$ 91,677
Accounts payable	4,427,756	4,340,000
Accrued expenses	9,977,078	8,330,198
Income taxes payable	—	705,308

Total current liabilities	29,510,608	13,467,183

Long-term debt, less current maturities	60,060,056	49,831
Convertible senior subordinated notes due 2013	37,000,000	37,000,000

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized: 2,000,000; no shares issued	—	—
Common stock, $0.01 par value; shares authorized: 26,400,000; issued and
outstanding: 16,097,297 and 15,752,287 at September 30, 2004 and at December 31, 2003, respectively	160,973	157,523
Class B common stock, $0.01 par value; shares authorized: 900,000;
issued and outstanding: 429,752 at September 30, 2004 and at December 31, 2003	4,298	4,298
Additional paid-in capital	131,301,301	129,626,913
Retained earnings	39,810,882	25,393,778
Accumulated other comprehensive loss	(47,562)	(17,045)
Treasury stock, 845,658 and 831,286 shares at cost at September 30, 2004 and at December 31, 2003, respectively	(2,677,239)	(2,269,798)

Total stockholders’ equity	168,552,653	152,895,669

Total liabilities and stockholders’ equity	$ 295,123,317	$ 203,412,683

(a)	Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$ 28,496,605	$ 19,982,531	$ 76,518,627	$ 51,248,129
Cost of sales	2,460,223	1,607,955	6,615,705	4,316,447

	26,036,382	18,374,576	69,902,922	46,931,682

Selling, general and administrative	17,037,808	9,683,140	42,976,542	27,507,165
Depreciation and amortization	1,617,615	308,648	2,260,094	896,458
Gain on investment	(3,952)	(64,136)	(35,328)	(64,136)
Interest income	(368,135)	(283,360)	(1,903,896)	(495,169)
Interest expense	1,690,663	439,574	2,736,406	548,833

	19,973,999	10,083,866	46,033,818	28,393,151

Income before income tax expense	6,062,383	8,290,710	23,869,104	18,538,531
Income tax expense	2,401,000	3,233,000	9,452,000	7,230,000

Net income	$ 3,661,383	$ 5,057,710	$ 14,417,104	$ 11,308,531

Basic net income per common share	$ 0.23	$ 0.47	$ 0.92	$ 1.07

Diluted net income per common share	$ 0.21	$ 0.39	$ 0.82	$ 0.94

Shares used in computing basic net
income per common share	15,690,000	10,680,000	15,610,000	10,600,000

Shares used in computing diluted net
income per common share	18,410,000	13,550,000	18,400,000	12,290,000

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Basic shares	15,690,000	10,680,000	15,610,000	10,600,000
Dilution:
Stock options and warrants	870,000	1,170,000	940,000	1,040,000
Convertible notes	1,850,000	1,700,000	1,850,000	650,000

Diluted shares	18,410,000	13,550,000	18,400,000	12,290,000

Net income as reported	$ 3,661,383	$ 5,057,710	$14,417,104	$11,308,531
After-tax interest expense and other
from convertible notes	253,723	199,858	761,170	231,398

Adjusted net income	$ 3,915,106	$ 5,257,568	$15,178,274	$11,539,929

Basic income per share	$ 0.23	$ 0.47	$ 0.92	$ 1.07

Diluted income per share	$ 0.21	$ 0.39	$ 0.82	$ 0.94

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net income	$ 14,417,104	$ 11,308,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,260,094	896,458
Amortization of deferred financing costs	350,617	107,840
Deferred income taxes	216,900	(463,716)
Gains on short-term investments	(35,328)	—
Tax benefit due to exercise of non-qualified options and warrants	361,653	1,137,456
Noncash compensation for services	125,036	11,041
Changes in operating assets and liabilities:
Accounts receivable	(5,314,548)	(1,002,899)
Inventories	(1,117,720)	(776,896)
Prepaid expenses and other	(1,258,167)	(536,571)
Accounts payable	(579,658)	499,551
Accrued expenses	1,473,898	2,661,643
Income taxes payable	(2,619,067)	1,027,390

Net cash provided by operating activities	8,280,814	14,869,828
Cash flows from investing activities:
Sale (purchase) of short-term investments- net	10,600,832	(20,452,287)
Purchase of international distribution rights	(2,600,000)	—
Purchase of Bioglan Pharmaceuticals	(189,760,615)	—
Purchases of property and equipment	(556,338)	(378,649)

Net cash used in investing activities	(182,316,121)	(20,830,936)
Cash flows from financing activities:
Payment of notes payable	(23,511)	(228,792)
Proceeds from sale of 4% convertible senior subordinated notes	—	37,000,000
Payment of deferred financing costs associated with the sale of 4% convertible
senior subordinated notes	—	(2,676,779)
Proceeds from term note	75,000,000	—
Proceeds from bridge loan	50,000,000	—
Payment of bridge loan	(50,000,000)	—
Payment of deferred financing costs associated with term note	(3,347,397)	—
Proceeds from exercise of stock options and warrants	1,133,412	943,378
Payment of registration costs	(76,963)	—
Purchase of treasury shares	(418,077)	(545,055)
Distribution of treasury shares	145,336	107,378

Net cash provided by financing activities	72,412,800	34,600,130

Net (decrease) increase in cash and cash equivalents	(101,622,507)	28,639,022
Cash and cash equivalents at beginning of period	144,488,208	20,820,725

Cash and cash equivalents at end of period	$ 42,865,701	$ 49,459,747